ConforMIS Reports Second Quarter 2016 Financial Results and Updates Fiscal Year 2016 Revenue Guidance
BEDFORD, Mass., August 8, 2016 (GLOBE NEWSWIRE) -- ConforMIS, Inc. (NASDAQ:CFMS), a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are customized to fit each patient's unique anatomy, announced today financial results for the second quarter ended June 30, 2016.
Q2 Summary:

•
Total revenue of $19.3 million, up 1% year-over-year on a reported basis and no change year-over-year on a constant currency basis. Prior year revenue includes $3.5 million royalty revenue related to the settlement of patent litigation compared to $0.2 million of royalty revenue this year.

•	Product revenue of $19.1 million, up 21% year-over-year on a reported and constant currency basis

◦	U.S. product revenue increased 27% year-over-year

◦	Rest of World product revenue increased 4% year-over-year on a reported basis and 3% year-over-year on a constant currency basis
“We exceeded our revenue guidance for the second quarter of 2016,” said Philipp Lang, MD, MBA, President and Chief Executive Officer of ConforMIS, Inc. “This positive result is among the reasons why we are increasing the lower end of our guidance for 2016. We are extremely pleased with the market acceptance of iTotal PS in its first complete quarter following broad commercial launch. This innovative new product approximately triples the addressable market for ConforMIS.”
Dr. Lang continued, “We are equally pleased with the progress ConforMIS has made in contracting with hospitals that participate in the new Medicare Comprehensive Care for Joint Replacement (CJR) model. We now have vendor agreements with 45% of the hospitals across the United States that participate in the CJR program. This is a notable achievement, particularly for a company of our commercial scale, that attests to our economic value proposition for hospitals.”
Second Quarter 2016 Financial Results

	Three months ended June 30		Increase/decrease
($, in thousands)	2016	2015	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$15,002	$11,833	$3,168	27%	27%
Rest of world	4,102	3,930	173	4%	3%
Product revenue	19,104	15,763	3,341	21%	21%
Royalty revenue	229	3,459	(3,230)	-93%	-93%
Total revenue	$19,333	$19,222	$111	1%	0%

Total revenue increased $0.1 million to $19.3 million, or 1% year-over-year on a reported basis and no change year-over-year on a constant currency basis. Total revenue in the second quarter of 2016 includes royalty revenue of $0.2 million as compared to $3.5 million in the second quarter of 2015. The second quarter of 2015 included back-owed royalty revenue related to lump-sum payments received upon the signing of non-exclusive worldwide license agreements in connection with the settlement of patent litigation.
Product revenue increased $3.3 million to $19.1 million, or 21% year-over-year on a reported and constant currency basis. U.S. product revenue increased $3.2 million to $15.0 million, or 27% year-over-year, and Rest of World product revenue increased $0.2 million to $4.1 million, or 4% year-over-year on a reported basis and 3% on a constant currency basis. Product revenue from sales of iTotal CR, iDuo and iUni increased $0.6 million to $15.7 million, or 4% year-over-year on a reported and constant currency basis. Product revenue from sales of iTotal PS increased $2.8 million to $3.4 million, or 456% year-over-year on a reported and constant currency basis.
During the second quarter of 2016, the cost of unused product as a result of cancelled orders were reclassified to cost of revenue from sales and marketing expense. These costs were $1.2 million and $1.6 million for the three and six months ended June 30, 2016, respectively, compared to $0.7 million and $1.2 million for the three and six months ended June 30, 2015, respectively. This reclassification does not have any impact on loss from operations or net loss or cash flows. The Company has determined that it is immaterial to the prior reporting periods presented. This reclassification has been applied to the prior periods presented.
Total gross profit decreased $1.8 million to $6.0 million, or 31% of revenue, in the second quarter of 2016, compared to $7.8 million, or 41% of revenue, in the second quarter of 2015. The decrease in gross profit as compared to the prior year was caused by a decrease in royalty revenue from $3.5 million in the second quarter of 2015 to $0.2 million in the second quarter of 2016. Product gross profit, which excludes royalty revenue, increased $1.4 million, or 32% year-over-year, to $5.8 million, or 30% of product revenue, in the second quarter of 2016 as compared to $4.4 million, or 28% of product revenue, in the second quarter of 2015.
Total operating expenses increased $1.4 million to $20.1 million, or 8% year-over-year. The increase in expenses was driven primarily by higher sales and marketing personnel costs as compared to the second quarter of 2015.
Net loss was $14.1 million, or $0.34 per basic share, in the second quarter of 2016, compared to a net loss of $10.9 million, or $2.51 per basic share, for the same period last year. The increase in net loss as compared to the prior year was caused by a decrease in net income related to royalty revenue. Net loss per basic share calculations assume weighted-average basic shares outstanding of 41.3 million for the second quarter of 2016, compared to 4.3 million basic shares in the same period last year.
As of June 30, 2016, the Company’s cash and cash equivalents and short and long-term investments totaled $87.6 million, compared to $117.2 million as of December 31, 2015.
2016 Financial Guidance
For the full year 2016, the Company now expects total revenue in a range of $77 million to $81 million, compared to previous guidance in a range of $76 million to $81 million.
The Company's 2016 revenue guidance now assumes the following:

•
Product revenue in a range of $76 million to $80 million, representing year-over-year growth of 21% to 27% on a reported basis and 22% to 28% on a constant currency basis. This is updated from previous guidance in a range of $75 million to $80 million, representing year-over-year growth of 19% to 27% on a reported basis and 20% to 28% on a constant currency basis.

•	Royalty revenue guidance of approximately $0.8 million related to ongoing patent license royalty payments has not changed.
Note on Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this release and the accompanying tables contain certain non-GAAP financial measures that exclude royalty revenue. Non-GAAP information is not a substitute for, and is not superior to, information presented on a GAAP basis. Summary results presented on a GAAP basis, descriptions of our non-GAAP, or operating-basis, financial measures, and reconciliations of operating-basis information to GAAP-basis information are provided in the addendum included with this news release.
Constant Currency
The Company provides certain information regarding the Company's financial results or projected financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the adjusted current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business.
Conference Call
As previously announced, ConforMIS will conduct a conference call and webcast today at 4:30 PM Eastern Time. Management will discuss financial results and strategic matters. To participate in the conference call, please call 877-809-6331 (or 615-247-0224 for international) and use conference ID number 47277183 or listen to the webcast in the investor relations section of the company's website at ir.conformis.com. The online archive of the webcast will be available on the company's website for 30 days.
About ConforMIS, Inc.
ConforMIS is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are individually sized and shaped, or customized, to fit each patient's unique anatomy. ConforMIS offers a broad line of customized knee implants and pre-sterilized, single-use instruments delivered in a single package to the hospital. In recent clinical studies, ConforMIS iTotal CR demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants. ConforMIS owns or exclusively in-licenses approximately 500 issued patents and pending patent applications that cover customized implants and patient-specific instrumentation for all major joints.

For more information, visit www.conformis.com. To receive future releases in e-mail alerts, sign up at http://ir.conformis.com/.
Cautionary Statement Regarding Forward-Looking Statements
Any statements in this press release about our future expectations, plans and prospects, including statements about our strategy, future operations, future financial position and results, market growth, total revenue and revenue mix by product and geography, gross margin, operating trends, the potential impact and advantages of using customized implants, as well as other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "should," "target," "will," or "would" and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to our estimates regarding the potential market opportunity for our current and future products, our expectations regarding our sales, expenses, gross margins and other results of operations, employee transition, retention and hiring plans, growth in our customer base, the impact of the CJR program, contracting trends, the impact of our voluntary recall on financial results and the other risks and uncertainties described in the "Risk Factors" sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

CONTACT: Investor contact
Oksana Bradley
ir@conformis.com
(781) 374-5598

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenue
Product	$19,104	$15,763	$39,086	$30,463
Royalty	229	3,459	497	3,459
Total revenue	19,333	19,222	39,583	33,922
Cost of revenue	13,332	11,395	26,919	21,239
Gross profit	6,001	7,827	12,664	12,683

Operating expenses
Sales and marketing	10,648	9,027	21,762	18,151
Research and development	3,977	4,317	8,375	8,333
General and administrative	5,487	5,355	11,782	11,134

	20,112	18,699	41,919	37,618
Loss from operations	(14,111)	(10,872)	(29,255)	(24,935)

Other income and expenses
Interest income	143	28	282	68
Interest expense	(75)	(245)	(100)	(469)
Other income	-	208	-	208
Total other income/(expense), net	68	(9)	182	(193)
Loss before income taxes	(14,043)	(10,881)	(29,073)	(25,128)
Income tax provision	9	11	13	21

Net loss	$(14,052)	$(10,892)	$(29,086)	$(25,149)

Net loss per share - basic and diluted	$(0.340)	$(2.510)	$(0.710)	$(5.820)
Weighted average common shares outstanding - basic and diluted	41,314,942	4,341,784	41,155,421	4,319,334

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2016	December 31, 2015

Assets	(unaudited)
Current Assets
Cash and cash equivalents	$37,813	$117,185
Investments	44,749	-
Accounts receivable, net	13,078	14,867
Inventories	11,977	11,520
Prepaid expenses and other current assets	1,825	2,451
Total current assets	109,442	146,023
Property and equipment, net	13,736	10,966
Other Assets
Restricted cash	300	600
Investments	5,003	-
Intangible assets, net	870	995
Goodwill	753	753
Other long-term assets	29	32
Total assets	$130,133	$159,369

Liabilities and stockholder's equity
Current liabilities
Accounts payable	$2,222	$4,718
Accrued expenses	6,838	7,811
Deferred revenue	305	305
Current portion of long-term debt	307	295
Total current liabilities	9,672	13,129
Other long-term liabilities	167	220
Deferred revenue	4,472	4,625
Long-term debt	27	183
Total liabilities	14,338	18,157
Stockholders' equity
Preferred stock, $0.00001 par value:
Authorized: 5,000,000 and zero shares authorized at June 30, 2016 and December 31, 2015; no shares issued and outstanding as of June 30, 2016 and December 31, 2015	-	-
Common stock, $0.00001 par value:
Authorized: 200,000,000 shares at June 30, 2016 and December 31, 2015; 42,122,052 and 41,110,127 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	-	-
Additional paid-in capital	470,867	467,075
Accumulated deficit	(354,428)	(325,342)

Accumulated other comprehensive loss	(644)	(521)
Total stockholders’ equity	115,795	141,212
Total liabilities and stockholders’ equity	$130,133	$159,369

CONFORMIS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(unaudited)

Reconciliation between GAAP and Non-GAAP Product Margin
(in thousands)

	Three Months Ended June 30,
	2016	2015
Gross Profit (GAAP)	$6,001	$7,827
Royalty Revenue	($229)	(3,459)
Product Gross Profit (Non-GAAP):	$5,772	$4,368
Gross Margin % (GAAP)	31%	41%
Product Gross Margin % (Non-GAAP)	30%	28%